Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 13 to the Registration Statement on Form F-1 of Li Bang International Corporation Inc. (Registration No. 333-262367) of our report dated December 18, 2023 (except for Note 19 for which the date is June 14, 2024) with respect to our audits of the consolidated financial statements of Li Bang International Corporation Inc. and Subsidiaries as of June 30, 2023 and 2022, and for each of the years in the two-year period ended June 30, 2023, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
September 6, 2024